Exhibit 10.6

Intellectual Property License Agreement

This Intellectual Property License Agreement (this “Agreement”) is made and entered into this 12th day of December, 2018 by and between:

Party A: Shenchuang Dachen(Shenzhen) Technology Co.,Ltd

Uniform Social Credit Code: 91440300MA5FE53C7T

Address: B203-A03, Hongji Garden Phase-3, Center city zone 4, Longgang District, Shenzhen

Party B: Wuba Life Circle (Shenzhen) Technology Co., Ltd.

Uniform Social Credit Code: 91440300MA5EE8AK4K

Address: 3/F Aiyi Business Center, Jihua Road, Buji Street, Longgang District, Shenzhen

Each of the parties is referred to hereinafter as “a party” and “the other party”, and collectively as the “parties”.

WHEREAS:

(1)

Party A, a wholly foreign-owned enterprise incorporated under the laws of the People’s Republic of China (hereinafter referred to as “China”), has relevant intellectual property rights and has rich experience and professional personnel in research and development of intellectual property;

(2)

Party B, a limited liability company incorporated in Shenzhen, which engaged in the design of computer software and hardware, technical development, sales, technical consultation; database and computer network services; advertising business; online business and trade activities (excluding restricted items); technical development of electronic platform; chain store management service; E-commerce; database service, database management; import and export business (excluding restricted items); internet information service; warehousing service (excluding  hazardous articles);

(3)

the Exclusive Consulting Service Agreement entered into by Party A and Party B this 12th day of December, 2018, which stipulated that Party A shall provide Party B with relevant consultation and service in respect of interllectual property license matters;

(4)

Party A hereby agrees to grant Party B the intellectual property rights subject to the terms and conditions of this Agreement, and Party B agrees to accept such rights subject to the same terms and conditions.

NOW, THEREFORE, in consideration of the above, the parties through amicably consultation hereby agree as follows:

1.	Intellectual Property

The intellectual property rights under this Agreement means the trademarks, patents, copyrights, proprietary technology, etc. owned by Party A currently and in the future, which are all intellectual creation that created, formed or acquired by Party A (whether such intellectual creation are public, registered or not), including any new intellectual creation derived from improvements and updates of the intellectual creation made by Party A.

2.	License Grant

2.1	License

2.1.1

Party A hereby agrees to grant Party B and Party B hereby agrees to accept the intellectual property rights to use in China subject to the terms and conditions of this Agreement. The license under this Agreement is a non-exclusive, non-sublicensable and non-transferable license.

2.1.2

In respect to the intellectual property newly developed or acquired by Party A that is not included in Annex 1 hereto, if Party B not chanllege to the intellectual property rights that Party A intends to license within 5 working days after receiving such notice, it shall be deemed to have been accepted by Party B.

2.1.3

For the purpose of the intellectual property license under this Agreement, where approval, registration or filing by any governmental authority is required, the parties shall take all necessary action to implement and complete all such formalities without delay.

2.2	Scope

2.2.1

The intellectual property rights granted to Party B under this Agreement shall only be used by Party B in general business. Unless otherwise stipulated in this Agreement, Party B shall not sublicense the intellectual property rights to others or use for the training, commercial sharing, leasing, etc. of any third party without consent of Party A.

2.2.2

The intellectual property rights granted to Party B shall be valid only in China. Party B hereby agrees not to use or authorize to use the intellectual property rights directly or indirectly elsewhere.

3.	Intellectual Property Royalties

The intellectual property royalties under this Agreement shall form part of the fees payable to Party A by Party B under the Exclusive Consultation and Service Agreement enterd into by both parties this 12th day of December, 2018. Party B shall pay such royalties to Party A in accordance with the relevant provisions of the Exclusive Consultation and Service Agreement. Party A shall not charge Party B any royalties solely or separately for the intellectual property license under this Agreement.

4.	Party A’s Right and Protection

4.1

Party B hereby agrees that during and after the term of this Agreement, Party B shall not chanllenge the relevant rights of Party A with respect to the above mentioned intellectual property and the validity of this Agreement, and no acts that Party A considers to be detrimental to its rights and licenses shall be carried out.

4.2

Party B hereby agrees to provide Party A with the necessary assistance to protect Party A’s intellectual property rights. If any third party claims against Party A in respect of infringement of intellectual property rights, Party A may in its discretion to submit a counterclaim in its own name, in the name of Party B, or in the name of both parties. If any infringement of the said intellectual property rights made by any third party, Party B shall, as far as is known, notify Party A in writing immediately upon such infringement. Only Party A shall have the right to decide whether to take action against such infringement or not.

4.3

Party B hereby agrees to use the intellectual property only subject to the terms and conditions of this Agreement, and shall not use the intellectual property in any manner that Party A considers to be fraudulent, misleading or otherwise detrimental to the intellectual property or the reputation of Party A.

5.	Confidentiality

5.1

Any confidential information (hereinafter referred to as “Confidential Information”) of Party A that Party B known or had access to due to the intellectual property license shall be kept confidential by Party B. Party B shall promptly return or destroy any documents and materials containing Confidential Information as required by Party A and shall delete any Confidential Information from any relevant memory device and shall not continue to use such Confidential Information. Party B shall not disclose, provide or transfer such Confidential Information to any third party without the written consent of Party A.

5.2	The obligation of both parties to protect the Confidential Information under this Agreement shall survive after expiration or termination of this Agreement.

6.	Representations and Warranties

6.1	Party A hereby represents and warrants as follows:

6.1.1.	It is a duly incorporated wholly foreign-owned enterprise and validly existing under the laws of China.

6.1.2.

It has full power and authority to enter into and perform this Agreement within the scope of its business; it has taken the necessary corporate actions duly authorized and obtained (if necessary) the consent and approval of any third party or the Government; it will not violate any Law or company restrictions binding on or affecting it.

6.1.3.	This Agreement shall constitute a lawful, valid, binding and enforceable obligation of Party A under this Agreement after it has been signed by both parties hereto.

6.1.4.	It shall have the corresponding rights to the relevant intellectual property.

6.2	Party B hereby represents and warrants as follows:

6.2.1.	It is a duly incorporated limited liability company and validly existing under the laws of China.

6.2.2.

It has full power and authority to enter into and perform this Agreement within the scope of its business; it has taken the necessary corporate actions duly authorized and obtained (if necessary) the consent and approval of any third party or the Government; it will not violate any Law or company restrictions binding upon or affecting it.

6.2.3.	This Agreement shall constitute a lawful, valid, binding and enforceable obligation of Party B under this Agreement after it has been signed by both parties hereto.

7.	Effectiveness and Term

7.1

This Agreement is signed on the date first above and shall enter into force at the same time. This Agreement shall be valid for a period of 10 years unless terminated in advance in accordance with this Agreement.

7.2

This Agreement shall be automatically extended for an additional 10 years, and thereafter the same, unless a notice of no extend the term of this Agreement is given by Party A 90 days prior to the end of the term.

8.	Termination

8.1	Prior Termination

During the term of this Agreement, Party A may terminate this Agreement at any time by giving Party B written notice 30 days in advance.

8.2	Effect of Termination or Expiration

After the termination or expiration of the Agreement, Party B shall no longer have any rights granted to it under this Agreement, and Party B shall no longer use intellectual property directly or indirectly.

9.	Force Majeure

9.1

Force Majeure Event means any event that is beyond the reasonable control of a Party and that cannot be avoided with the reasonable attention of the affected party, including, but not limited to, act of government, act of God, fire, explosion, storm, flood, earthquake, tide, lightning or war. However, lack of credit, funds or financing shall not be deemed to be matters beyond the reasonable control of a party. The party affected by Force Majeure Event seeking to realese itself from its obligations under this Agreement or any provisions hereof shall notify the other party in writing of such release as soon as possible.

9.2

If the performance of any obligations by either party under this Agreement is delayed or prevented by Force Majeure Event as defined above, the Party affected shall not be liable for any failure and delay in performance of any such obligations. However, release from liability may only be granted to the affected party to the extent that it uses its reasonable and practicable efforts to perform this Agreement, and only to the extent that performance is delayed or prevented. Once the causes of such release have been rectified and remedied, the parties agree to use their best efforts to restore performance of this Agreement.

10.	Settlement of Dispute

10.1

All disputes arising out of or in connection with this Agreement shall be amicably resolved by both parties. In the event that any such dispute cannot be amicably resolved by the Parties within thirty days, then any Party may have a right to submit such dispute to Shenzhen-Hongkong-Macao Office of Zhanjiang Court of International Arbitration in Shenzhen. The arbitration shall be conducted by three arbitrators in accordance with the arbitration rules in force at that time. The Petitioner and the Respondent shall designate an arbitrator respectively, and the third arbitrator shall be appointed by Zhanjiang Court of International Arbitration. The award of the arbitration shall be final and binding on both parties. During the course of arbitration, both parties shall continue to perform their obligations under this Agreement, except the disputed matters or obligations submitted to arbitration. The arbitrators shall have the right to make an appropriate award in the light of the actual circumstances, to give Party A appropriate legal relief, including imposing restrictions on the business, equities or assets of Party B and prohibiting Party B to transfer or dispose of its business, equities or assets and enter into liquidation.

10.2	During the settlement of the dispute, the parties shall continue to perform the remaining provisions hereof, except disputed matters.

11.	Notices

All notices or correspondence (including, but not limited to the documents and notices in writing under this Agreement) shall be given by post or facsimile in time. Any notice or correspondence so given shall be deemed to be received, if sent by post, three (3) days after posting, or if sent by facsimile, next working day after dispatch. All notices and correspondence shall be gived to the following address or fax number until a party notifies the other party in writing of the change of the address or fax number.

Party A: Shenchuang Dachen(Shenzhen) Technology Co.,Ltd

Attention: Chen Yanhuan

Address: B203-A03, Hongji Garden Phase-3, Center city zone 4, Longgang District, Shenzhen

Fax No.: N/A

Phone No.: 0755-28345991

Party B: Wuba Life Circle (Shenzhen) Technology Co., Ltd.

Attention: Chen yanhuan

Address: 3/F Aiyi Business Center, Jihua Road, Buji Street, Longgang District, Shenzhen

Fax No.: N/A

Phone No.: 0755-28345991

12.	Governing Law

The validity and performance of this Agreement shall be governed by and construed in accordance with the relevant laws of China.

13.	Amendments and Supplements

The amendments and supplements to this Agreement shall be in writing and duly signed by both parties. Such amendments and supplements are integral part of this Agreement and shall have the same legal effect as this Agreement.

14.	Severability

If any provisions of this Agreement are invalid or unenforceable for inconsistency with the relevant laws, such provisions shall be null and void or unenforceable only within the jurisdiction of the relevant laws and the legal affect of the remaining provisions of this Agreement shall not thereby in any respect be affected.

15.	Annex

Any annex to this Agreement hereof shall be an integral part of this Agreement and shall have the same legal effect as this Agreement.

16.	Language

This Agreement is prepared both in Chinese and English. The English Version is translated from the Chinese Version. If any differences exist concerning the same issue, the Chinese Version shall prevail.

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[Signature Page]

Party A: Shenchuang Dachen(Shenzhen) Technology Co.,Ltd

Legal Representative / Authorized Representative:

Seal:

Party B: Wuba Life Circle (Shenzhen) Technology Co., Ltd.

Legal Representative / Authorized Representative:

Seal: